Exhibit 99.1

Contact:	Tricia J. Richardson Novavax, Inc. 1 240-268-2031
Novavax Announces New Capital Infusion through a
Strategic Alliance with Cadila Pharmaceuticals of India
Joint Venture to be funded by Cadila Pharmaceuticals and Revenues from Sales of Biogenerics;
Deal Includes $11 Million Capital Investment in Novavax
Rockville, MD — March 31, 2009 — Novavax Inc. (Nasdaq: NVAX) announced today it has formed a joint venture with Cadila Pharmaceuticals Ltd. (Ahmedabad, India) to develop, manufacture and market vaccines, pharmaceuticals and diagnostic products in India. The joint venture will develop and commercialize Novavax’s seasonal influenza virus-like-particle (VLP)-based vaccine candidate and Cadila’s therapeutic vaccine candidates against cancer as well as its adjuvants, biogeneric and biological diagnostic products for the Indian territory. Novavax will also contribute technology to the joint venture for the development of several other VLP vaccine candidates against diseases of public health concern in that region, such as hepatitis E and Dengue fever. Cadila will contribute approximately $8 million over three years to support the joint venture operations. The joint venture will be responsible for clinical testing and registration of products that will be marketed and sold in India by the joint venture, which will be owned 80 percent by Cadila and 20 percent by Novavax once approval of India Foreign Investment Promotion Board is obtained. Novavax will have the right to negotiate license arrangements of certain vaccines developed by the joint venture for commercialization worldwide outside of India while also having rights to negotiate for other vaccines for commercialization in the US and several other territories outside India.
As part of this strategic alliance, pursuant to a stock purchase agreement dated March 31, 2009, a wholly-owned subsidiary of Cadila will purchase 12.5 million shares of Novavax’s common stock at the market price of $0.88 per share, for an aggregate of $11 million. Novavax intends to use this investment to pay a portion of its 4.75% senior convertible notes due in July, 2009 and for a variety of other corporate purposes, including internal research and development programs, working capital, and other general corporate purposes. Novavax expects to close this transaction on April 1, 2009. Dr. Rajiv I. Modi, Managing Director of Cadila, will join the Novavax Board of Directors effective immediately.
This strategic alliance will allow Novavax to utilize Cadila’s world-class research, clinical development, and manufacturing expertise and infrastructure to support development of current and future vaccine candidates. Through a $7.5 million service contract over three years, Novavax will have the opportunity to take advantage of Cadila’s low-cost, high-quality infrastructure to undertake part of the development of its novel vaccines in India to reduce its cash burn and ultimately extend its cash runway.
Dr. Rahul Singhvi, President and Chief Executive Officer of Novavax, stated: “We are excited to announce this first of several contemplated alliances, validating the regional approach to commercializing our vaccine technology around the world. Partnering with Cadila, one of India’s leading pharmaceutical companies, and leveraging its substantial clinical and financial support along with low-cost infrastructure, has created a unique opportunity for us. This alliance offers us the potential to accelerate the development of our product candidates, explore promising new vaccine candidates, and introduce these products to one of the world’s fastest-growing medical markets. Cadila’s significant equity investment in Novavax has strengthened us financially and the services agreement with them will be supportive of our ongoing efforts to reduce the cost of developing our pipeline of products.”
Dr. Rajiv Modi, Managing Director, Cadila Pharmaceuticals, stated: “We are delighted to have the opportunity to partner with Novavax and support the delivery of medically important vaccines for the Indian population. We have been looking for a vaccine partner in the United States with advanced vaccine technology for some time, and in Novavax, we believe that we have found the best combination of an advanced and proven technology platform for creating next generation vaccines. We are impressed with Novavax’s management team and its track record and we anticipate a long and successful relationship with Novavax.”
Dr. Singhvi concluded, “This strategic agreement with Cadila demonstrates an innovative way to build our business internationally and penetrate emerging markets. It is consistent with our strategy to establish regional alliances and work with pharmaceutical industry leaders to develop novel vaccines against influenza and other infectious diseases within the region and globally.”
About VLPs
Using its proprietary virus-like particle (VLP) technology, Novavax scientists have created vaccines without the use of an adjuvant by using a structure similar to a virus but without the genetic material required for viral replication. Once injected into the body, VLPs attach to cells and trigger an immune response sufficient to protect a person if they are exposed to the virus.
VLPs may have a number of advantages over traditional vaccines. Because they more closely match an individual viral strain, VLPs can trigger a more robust immune response. In addition, live virus is not needed to produce a VLP vaccine. Rather, Novavax scientists need only the genetic sequence of a virus to quickly create a VLP vaccine against it. Because VLPs do not contain viral nucleic acids (DNA or RNA), they cannot replicate, and therefore they present no threat of infection to a person being vaccinated.
The VLP platform is well suited to the development of vaccines against diseases endemic to India and the surrounding regions, including hepatitis E, chikungunya fever, dengue fever, and rabies. Hepatitis E is a principal cause of hepatitis among adults under 40 years of age, associated with fulminant hepatitis and a mortality rate of up to 20% in infected pregnant women. Dengue fever is a mosquito-borne disease, which has re-emerged in India. Dengue fever is characterized by severe pain in the eyes, head and extremities. It has a very high mortality rate. There is no vaccine or definitive treatment for Dengue fever currently. In 2006, dengue fever swept through the country and many hospitals were overwhelmed. Rabies is responsible for 25,000 to 30,000 deaths annually in India.
About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like-particle (VLP) technology. The company produces these VLP-based, potent, recombinant vaccines utilizing new and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the company’s various filings with the Securities and Exchange Commission.
About Cadila (www.cadilapharma.com)
Cadila Pharmaceuticals Ltd. is one of the largest privately held pharmaceutical companies in India, headquartered at Ahmedabad, in the state of Gujarat. Over the last five decades, it has been developing and manufacturing pharmaceutical products and selling and distributing these in India and in over fifty countries around the world. Cadila Pharmaceuticals is an integrated healthcare solutions provider with a pharmaceutical product basket in therapeutic areas that include cardiovascular, gastrointestinal, analgesics, haematinics, anti-infectives and antibiotics, respiratory agents, antidiabetics and immunologicals. The state-of-the-art research and development facility at Cadila Pharmaceuticals is manned by more than three hundred and fifty scientists and engineers from various disciplines including biology, pharmacology, clinical research, chemistry, toxicology, phytochemistry and different disciplines of engineering. The company also participates in public-private partnerships for developing preventive and curative pharmaceutical and diagnostic products. Over the last decade Cadila Pharmaceuticals has focused on novel approaches to cancer management and is the first Indian company to get multiple investigational new drug applications (INDs) approved by U.S. Food and Drug Administration. The company has state-of-the-art manufacturing facilities conforming to the most stringent international norms at various locations in India and in Addis Ababa in Ethiopia.
Forward Looking Statement
Statements herein relating to future development results and performance, conditions or strategies and other matters, including expectations regarding the strategic partnership with Cadila, the establishment of a manufacturing facility in India and the development and commercialization of VLP vaccines in India, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks relating to whether all regulatory hurdles in India for transferring the Novavax intellectual property to the joint venture in exchange for equity in the joint venture, and gaining approvals to manufacture and commercialize any product in India can be achieved; whether the joint venture will have sufficient funding to achieve its goals; whether commercialization of any product that does achieve regulatory approval would be successful in India; and whether competitive products or technologies would hamper the joint venture’s ability to achieve its goals and be successful. Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at http://www.sec.gov. These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.
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